Exhibit 5.1

COVINGTON & BURLING

1330 AVENUE OF THE AMERICAS	NEW YORK
NEW YORK, NY 10019	WASHINGTON
TEL 212.841.1000	SAN FRANCISCO
FAX 212.841.1010	LONDON
WWW.COV.COM	BRUSSELS

            January 20, 2006

Traffic.com, Inc.

851 Duportail Road

Wayne, PA 19087

Ladies and Gentlemen:

                We are acting as counsel to Traffic.com, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of up to 7,532,500 shares of common stock, $0.01 par value per share, of the Company pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) (File No. 333-127973) (such Registration Statement, as amended by the seven amendments thereto, is herein referred to as the “Registration Statement”).  Of the shares of common stock to be registered pursuant to the Registration Statement, up to 7,379,392 shares are being offered by the Company (the “Primary Shares”), and up to 153,108 shares are being offered by certain selling stockholders (the “Secondary Shares,” and together with the Primary Shares, the “Shares”).  The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to an additional 829,392 Shares from the Company and 153,108 Shares from certain of the selling stockholders, for a total over-allotment option of 982,500 Shares.

                The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the underwriters named therein and the selling stockholders named therein, the proposed form of which has been filed as Exhibit 1.1 to the Registration Statement.

                We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

                We have relied as to certain factual matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

                Based upon the foregoing, we are of the opinion that:

COVINGTON & BURLING

Traffic.com, Inc.

January 20, 2006

                1.             When (i) the Registration Statement has become effective under the Act, (ii) the Underwriting Agreement has been duly executed and delivered and (iii) the Primary Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, and assuming compliance with the Act, the Primary Shares will be validly issued, fully paid and non-assessable.

                2.             The Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable.

                We are members of the bar of the State of New York.  We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal law of the United States of America.

                We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling

Covington & Burling